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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11--COMPUTATIONS OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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
                                                                                        Three months ended
                                                                                           January 31,
                                                                               ---------------------------------
                                                                                    1997                1996
                                                                               ------------         ------------
Primary Earnings Per Share:
Earnings data:
   Net income                                                                  $     1,803                3,610
                                                                               ============         ============

Weighted average shares outstanding:
   Average shares of common stock outstanding                                        17,632               16,733
   Net effect of dilutive stock options--based on the
     treasury stock method using average market price                                   604                1,447
                                                                               ------------         ------------
   Weighted average shares outstanding                                               18,236               18,180
                                                                               ============         ============

Earnings per common share:
   Net income                                                                  $        .10                  .20
                                                                               ============         ============
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